Exhibit 99.1

Towerstream Corporation Closes $40 Million Common Stock Offering

Tuesday June 12, 8:01 am ET

MIDDLETOWN, R.I. -- Towerstream Corporation (Nasdaq: TWER), a leading fixed wireless service provider, announced today that it has closed on the sale of 10 million shares of its common stock for an aggregate purchase price of $40 million in a registered direct public offering.

Lazard Capital Markets LLC served as the lead placement agent and Canaccord Adams Inc. and Morgan Joseph & Co. Inc. served as co-placement agents for this offering.

About Towerstream

Towerstream is a leading fixed wireless service provider in the U.S., delivering high-speed Internet access to businesses. Founded in 2000, the company has established pre-WiMAX networks in markets such as New York City, Los Angeles, Chicago, San Francisco, Seattle, Miami, the greater Boston area, and Providence and Newport, RI, and continues to expand coverage throughout the United States. The company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability. For more information, please visit www.towerstream.com.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.